Exhibit 99.1

Contacts: Mattel News Media Dallas Lawrence Mattel, Inc. +1-310-252-6397 press@mattel.com	Mattel Securities Analysts Drew Vollero Mattel, Inc. +1-310-252-2703 drew.vollero@mattel.com	MEGA Brands News Media Mark Girgis MEGA Brands, Inc. +1-514-333-5555 x2897 mgirgis@megabrands.com	MEGA Brands Securities Analysts Peter Ferrante MEGA Brands, Inc. +1-514-333-5555 x2283 pferrante@megabrands.com

Mattel to Expand its Playing Field with Acquisition of MEGA Brands

MEGA Brands to Add its Leading Construction and Arts & Crafts Portfolio

to the Mattel Family of Companies and Best-Selling Brands

Transaction Highlights

•	MEGA Brands shareholders will receive C$17.75 per share in cash (“Purchase Price”)

•	The transaction represents a total enterprise value of approximately US$460 million, including the net debt of MEGA Brands to be assumed or repaid by Mattel, and is about 9.8 times MEGA Brands preliminary estimated FY 2013 EBITDA of approximately $47 million

•	Senior Secured Debentures will be refinanced at closing and holders will receive 105% of par plus any accrued and unpaid interest

•	MEGA Brands shareholders holding approximately 39% of MEGA Brands common shares, have agreed to vote in favor of the transaction

EL SEGUNDO, Calif. and MONTREAL; February 28, 2014 – Mattel, Inc. (NASDAQ: MAT) and MEGA Brands Inc. (TSX: MB, MB.WT, MB.NT) announced today a definitive agreement for Mattel’s acquisition, through a wholly-owned subsidiary of Mattel, Inc., of MEGA Brands for US$460 million.

The acquisition advances Mattel’s global growth strategy of building upon its world-class portfolio of brands by expanding into two of the fastest-growing toy categories. MEGA Brands, a family of leading global brands, is the No. 2 player in the $4-billion construction building sets category1 with its MEGA BLOKS brand as well as a competitor in the $2-billion arts & crafts category2.

[1]	Construction building sets category is a ~$4 billion category in mature markets in the U.S. and Europe and growing in emerging and developing markets. Source: NPD
[2]	Arts & crafts category is ~$2 billion in mature markets in the U.S. and Europe. Source: NPD

Mattel to Expand its Playing Field with Acquisition of MEGA Brands, page 2

“A key pillar of our global growth strategy is the strategic acquisition of brands that will both benefit from our scale and help extend our reach into new and growing categories,” said Bryan G. Stockton, Mattel Chairman and CEO. “The construction play pattern is popular, universal and has had one of the fastest growth rates over the past three years. We look forward to helping MEGA Brands accelerate its global growth, providing more choices for more children and their families.”

Mattel’s world-class portfolio of brands will complement MEGA Brands flagship MEGA BLOKS® and existing licensed brands, such as HALO®, Skylanders®, Call of Duty®, Assassin’s Creed®, Power Rangers®, Hello Kitty®, SpongeBob SquarePants® and others. The acquisition will give Mattel the opportunity to broaden its relationship with its entertainment partners.

The acquisition also creates the opportunity to grow the MEGA Brands sizable arts & crafts business, with brands including Rose Art® and Board Dudes®. Arts & crafts activities are highly popular among children of all age groups, and the global category provides growth opportunities for Mattel with its core brands and entertainment and licensing partners.

“MEGA Brands has built leading positions in large, growing categories by providing engaging creative experiences for children and families through innovative, well-designed and high-quality products, and Mattel is the ideal partner to take our brands to the next level,” said Marc Bertrand, MEGA Brands President and CEO. “We are confident Mattel’s scale and global platform spanning 150 markets – combined with the expertise of our people in the construction and arts & crafts categories – will create tremendous growth opportunities for our brands.”

MEGA Brands has estimated net sales for FY 2013 of US$405 million. It ranks among the top 15 toy companies globally in terms of sales, according to statistics published by the NPD in 2013. In 2013, it achieved record sales of preschool construction toys.

Founded and based in Montreal, MEGA Brands has approximately 1,700 employees in 17 countries. Mattel plans to maintain MEGA Brands expertise in manufacturing, both in Montreal and Tennessee, and plans to maintain the MEGA Brands headquarters in Montreal and will seek to tap into MEGA Brands proven skills in design and development in the construction and arts & crafts categories.

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“At Mattel, we have followed a consistent philosophy on acquisitions – we seek to create value by building on the foundations of the great businesses we have acquired while retaining and nurturing the core values, talents and unique capabilities that made them great,” Stockton said. “We will approach our new brands and colleagues at MEGA Brands with great respect for what they have built and enthusiasm for what we can build together.”

Transaction Details

The agreement provides for the acquisition of MEGA Brands for C$17.75 per common share and includes the acquisition of all of the outstanding common shares and warrants of MEGA Brands. This represents a premium of 32% to the 30-day volume-weighted average price of MEGA Brands common shares on the TSX as of February 26, 2014. Mattel plans to fund the acquisition through a combination of new debt and cash on hand.

The purchase price above represents net consideration of C$7.81 per 20 warrants. Warrant holders may acquire one common share of MEGA Brands in exchange for every 20 warrants at an exercise price of C$9.94 per common share. The warrants expire on March 30, 2015.

The Board of Directors of MEGA Brands has unanimously approved the transaction and recommends that MEGA Brands common shareholders approve it. The financial advisor to the Board of MEGA Brands has provided an opinion that the consideration proposed to be paid to MEGA Brands common shareholders is fair from a financial point of view.

Each of Fairfax, Victor Joseph Bertrand, Marc Bertrand and Vic Bertrand, who together hold approximately 39% of the outstanding common shares of MEGA Brands, have entered into voting support agreements and agreed to vote their common shares in favor of the arrangement.

The arrangement agreement provides that MEGA Brands is subject to non-solicitation provisions and provides that the Board of Directors of MEGA Brands may, under certain circumstances, terminate the agreement in favor of an unsolicited superior proposal, subject to payment of a termination fee of US$12 million to Mattel and subject to a right of Mattel to match the superior proposal in question.

In connection with the closing of the arrangement, MEGA Brands intends to refinance and, thereafter, redeem all of its outstanding 10% senior secured debentures due March 30, 2015, at a redemption price equal to 105% of the principal amount of the debentures, plus accrued and unpaid interest, pursuant to the terms of the debenture indenture.

Mattel to Expand its Playing Field with Acquisition of MEGA Brands, page 4

The terms and conditions of the arrangement will be summarized in MEGA Brands management information and proxy circular, which will be filed and mailed to MEGA Brands shareholders in March 2014.

Advisors and Legal Counsel

RBC Capital Markets is acting as financial advisor, Latham & Watkins LLP is acting as legal advisor and McCarthy Tetrault LLP is acting as Canadian legal advisor to Mattel. Rothschild is acting as financial advisor and Osler, Hoskin & Harcourt LLP is acting as legal advisor to MEGA Brands.

Live Webcast - Mattel

In conjunction with the announcement, Mattel will webcast a Securities Analyst and Investor conference call at 8 a.m. Eastern time today. The conference call will be webcast on the “Investors” section of Mattel’s corporate website: http://www.corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software.

An archive of the webcast will be available on Mattel’s website for the next 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11 a.m. Eastern time on February 28 until March 7 at midnight Eastern time and may be accessed by dialing (404) 537-3406. The passcode is 6286841.

MEGA Brands Conference Call

MEGA Brands will hold a conference call for securities analysts, investors and media at 9:30 a.m. Eastern time today. Participants may listen to the call by dialing (514) 807-9895, or 1 (888) 231-8191. For those unable to participate, a replay will be available until March 7, 2014. The replay phone number is (514) 807-9274 or 1 (855) 859-2056, access code 6427359.

About Mattel

The Mattel family of companies (Nasdaq: MAT) is the worldwide leader in the design, manufacture and marketing of toys and family products. Mattel’s portfolio of best-selling brands includes Barbie®, the most popular fashion doll ever produced, Hot Wheels®, Monster High®, American Girl®, Thomas & Friends® and Fisher-Price® brands, including Little People® and Power Wheels®, as well as a wide array of entertainment-inspired toy lines. In 2013, Mattel was named one of the “World’s Most Ethical Companies” by Ethisphere Magazine and is also ranked No. 2 on Corporate Responsibility Magazine’s “100 Best Corporate Citizens” list. With worldwide headquarters in El Segundo, Calif., Mattel’s companies employ nearly 30,000 people in 40 countries and territories and sell products in more than 150 nations. At Mattel, we are Creating the Future of Play. Visit us at www.mattel.com, www.facebook.com/mattel or www.twitter.com/mattel.

About MEGA Brands

MEGA Brands Inc. is a trusted family of leading global brands in construction toys, games & puzzles and arts & crafts. They offer engaging creative experiences for children and families through innovative, well-designed, affordable and high-quality products. MEGA Brands includes MEGA Bloks, Rose Art, MEGA Puzzles, MEGA Games and Board Dudes. Visit http://www.MEGAbrands.com for more information.

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Mattel to Expand its Playing Field with Acquisition of MEGA Brands, page 5

Forward Looking Statements

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. Statements relating to the expected benefits of the proposed transaction and Mattel’s post-transaction plans, objectives, expectations and intentions are examples of such forward-looking statements. These forward-looking statements are based on the current beliefs, expectations and assumptions of Mattel and MEGA Brands management with respect to future events and are subject to a number of significant risks, uncertainties and factors that could cause actual results to differ materially from those expressed or implied by them, including, without limitation, uncertainty as to whether and in what timeframe the transaction will be completed; the risk of failure of either party to meet the closing conditions set forth in the definitive agreement; the ability to retain key personnel both before and after the transaction closes; the extent and timing of regulatory approvals; ongoing relations between MEGA Brands and its suppliers, customers and other parties; and costs and other issues with respect to integrating MEGA Brands, its products and its employees with Mattel and achieving expected synergies. Additional factors that may cause results to differ materially from those described in the forward-looking statements are described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2014, as well as in Mattel’s other public statements and MEGA Brands public filings with the Canadian Securities Administrators available at www.sedar.com and on the MEGA Brands’ website including, in particular, the “Risks and Uncertainties” section of MEGA Brands Management Discussion and Analysis (“MD&A”) for the year ended December 31, 2012, and updated information found in its MD&A for subsequent interim periods. Readers are cautioned not to place undue reliance on these forward-looking statements. Neither Mattel nor MEGA Brands updates forward-looking statements and expressly disclaims any obligation to do so except as required by applicable law.